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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Gotimer                          William             George, Jr.
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   (Last)                           (First)             (Middle)

                         660 Madison Avenue, 10th Floor
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                                    (Street)

  New York                            NY               10021-8405
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


                           Trailer Bridge, Inc. (TRBR)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


                                   June, 2001
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                           General Counsel & Secretary
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                               6.
                                                                 4.                              5.            Owner-
                                                                 Securities Acquired (A) or      Amount of     ship
                                                    3.           Disposed of (D)                 Securities    Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially  Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End  (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month      Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or    Price     (Instr. 3     (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)        (Instr.4) (Instr. 4)
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Common Stock                          06/25/01       P               500         A     $1.60     46,092        D
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Common Stock                                                                                     12,100        I         Through IRA
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                                                                                       Total     58,192
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====================================================================================================================================

*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/98)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Option to
Purchase (1)        $10.00   7/22/97                         7/29/98  7/22/07  Com       10,205           10,205    D
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Option to
Purchase (1)        $10.00   7/22/97                         7/29/99  7/22/07  Com       10,205           10,205    D
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Option to
Purchase (1)        $10.00   7/22/97                         7/29/00  7/22/07  Com       10,205           10,205    D
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Option to
Purchase (1)        $10.00   7/22/97                         7/29/01  7/22/07  Com       10,205           10,205    D
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Option to
Purchase (1)        $10.00   7/22/97                         7/29/02  7/22/07  Com       10,205           10,205    D
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Option to
Purchase (2)        $ 9.30   9/10/97                         3/01/98  9/09/02  Com        5,000            5,000    D
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Option to
Purchase (3)        $10.00   1/16/98                         1/16/99  1/16/08  Com        3,000            3,000    D
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Option to
Purchase (3)        $10.00   1/16/98                         1/16/00  1/16/08  Com        3,000            3,000    D
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Option to
Purchase (3)        $10.00   1/16/98                         1/16/01  1/16/08  Com        3,000            3,000    D
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Option to
Purchase (3)        $10.00   1/16/98                         1/16/02  1/16/08  Com        3,000            3,000    D
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Option to
Purchase (3)        $10.00   1/16/98                         1/16/03  1/16/08  Com        3,000            3,000    D
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Option to
Purchase (4)        $ 2.25   3/23/99                         3/23/00  3/23/09  Com        4,800            4,800    D
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Option to
Purchase (4)        $ 2.25   3/23/99                         3/23/01  3/23/09  Com        4,800            4,800    D
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Option to
Purchase (4)        $ 2.25   3/23/99                         3/23/02  3/23/09  Com        4,800            4,800    D
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Option to
Purchase (4)        $ 2.25   3/23/99                         3/23/03  3/23/09  Com        4,800            4,800    D
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Option to
Purchase (4)        $ 2.25   3/23/99                         3/23/04  3/23/09  Com        4,800            4,800    D
------------------------------------------------------------------------------------------------------------------------------------



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Option to
Purchase (5)        $ 2.843  5/16/01  A    V    7,680        7/25/01  7/25/10  Com        7,680            7,680    D
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Option to
Purchase (5)        $ 2.843  5/16/01  A    V    7,680        7/25/02  7/25/10  Com        7,680            7,680    D
------------------------------------------------------------------------------------------------------------------------------------
Option to
Purchase (5)        $ 2.843  5/16/01  A    V    7,680        7/25/03  7/25/10  Com        7,680            7,680    D
------------------------------------------------------------------------------------------------------------------------------------
Option to
Purchase (5)        $ 2.843  5/16/01  A    V    7,680        7/25/04  7/25/10  Com        7,680            7,680    D
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Option to
Purchase (5)        $ 2.843  5/16/01  A    V    7,680        7/25/05  7/25/10  Com        7,680            7,680    D
====================================================================================================================================


Explanation of Responses:

(1) Employee stock options under Rule 16b-3 plan. Options vest 20% per year beginning July 29, 1998.
(2) Option granted to reporting person by principal shareholder. Option is fully exercisable on March 1, 1998.
(3) Employee stock options under Rule 16b-3 plan. Options vest 20% per year beginning January 16, 1999.
(4) Employee stock options under Rule 16b-3 plan. Options vest 20% per year beginning March 23, 2000.
(5) Employee stock options under Rule 16b-3 plan granted on July 25, 2000, subject to shareholder approval, which was obtained on May 16, 2001. Options vest 20% per year beginning July 25, 2001.


       /s/ William G. Gotimer, Jr.                             July 2, 2001
---------------------------------------------            -----------------------
      William G. Gotimer, Jr.                                     Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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